Exhibit 99.1

NEWS

For Immediate Release	Media Contact:	Donna Pullen (803) 765-4558
October 22, 2010	Analyst Contact:	John C. Pollok (803) 765-4628

SCBT Reports Third Quarter Net Earnings;

Declares Quarterly Dividend

COLUMBIA, S.C.—October 22, 2010—SCBT Financial Corporation (NASDAQ: SCBT), the holding company for SCBT, National Association, today released its unaudited results of operations and other financial information for the three-month period ended September 30, 2010.  Highlights of the third quarter 2010 include:

•                  Net income of $1.8 million; diluted earnings per share of $0.14 for the quarter

•                  Organic loan growth of $31.0 million for the third quarter; 5.6% annualized increase

•                  Core deposit growth — excluding all CDs — up $73.4 million; 17.0% annualized increase

•                  Strong revenue growth in mortgage banking income of $940,000 over 2Q 2010

•                  Allowance for loan losses:  2.07% of period end loans, excluding covered loans

•                  NPAs:  2.39% of total assets; 3.80% of loans and repossessed assets, excluding covered assets;

•                  Net charge-offs — increased to 1.74% annualized for the quarter, excluding covered assets compared to 1.41% 2Q 2010

Quarterly Cash Dividend

The Board of Directors of SCBT has declared a quarterly cash dividend of $0.17 per share payable on its common stock.  This per share amount is equal to the dividend paid in the immediately preceding quarter and will be payable on November 12, 2010 to shareholders of record as of November 5, 2010.

Third Quarter 2010 Results of Operations

Please refer to the accompanying tables for detailed comparative data on results of operations and financial results.

The Company reported consolidated net income available to common shareholders of $1.8 million, or $0.14 per diluted share for the three months ended September 30, 2010 compared to consolidated net income of $2.2 million, or $0.17 per diluted share for the third quarter of 2009, a $384,000 decrease.  This decrease was primarily the net result of the following items:

•                  Provision for loan losses increased by $3.3 million over the comparable quarter within the non-covered SCBT loan portfolio; and

•                  Increase in non-interest expenses by $8.8 million due primarily to the addition of the Georgia franchise including merger related expenses of $566,000 for the quarter; offset by

•                  Increase in pre-tax net interest income of $4.6 million due to increases in earning assets and related interest income of $4.2 million, and reduction in interest expense on funding of the balance sheet by $401,000; and

•                  Increase in non-interest income by $6.9 million due to the acquisition of CBT which generated $3.3 million incrementally, and within legacy SCBT which contributed $3.6 million in all categories except service charges of deposit accounts.

“During the third quarter we continued to integrate the CBT acquisition and experience good growth in our company.  Merger related expenses of $566,000 negatively impacted our earnings as did elevated credit costs.  While earnings were below expectations, we experienced some positive trends in loan performance and are still on track to have the most profitable year we have ever experienced.  Our past due loans and our non-performing assets leveled off compared to the second quarter of 2010,” said Robert R. Hill, Jr., President and CEO.  “In the Carolinas, we have produced organic growth of $26.0 million in loans and more than $84.0 million in core deposits since the end of June.  The continued inflow of customers reflects our relative strength and consistent performance during this economic downturn.”

During the third quarter, the Company incurred $392,000 of merger related expenses, net of tax, or $0.03 per share, and recorded additional OTTI of $331,000 after-tax, or $0.03 per share.  On a net operating basis which excludes the two items, SCBT would report operating income of $2.5 million, after tax, or $0.20 per share for the third quarter of 2010, compared to $3.7 million, after tax or $0.29 per share for the third quarter of 2009.

On a year-to-date basis, the Company recorded an after-tax gain on acquisition of $62.5 million, or $4.91 per share; elected to pay off legacy Federal Home Loan Bank (“FHLB”) advances with the associated fee for the early pay off producing in an after-tax charge of $2.0 million, or $0.16 per share; incurred OTTI charges on certain pooled trust preferred securities, net of tax of $4.4 million, or $0.35 per share; and incurred merger related expenses of $3.7 million, net of tax or $0.29 per share.  On a net operating basis which excludes these items, SCBT would report a net operating loss of $0.08 per diluted share for the year compared to net operating income of $0.78 per share for the first nine months of 2009.

The Company’s annualized return on average assets (ROAA) for the third quarter decreased to 0.19% compared to 0.31% for the third quarter of 2009 and increased from .06 % for the second quarter of 2010.  Total average shareholders’ equity at September 30, 2010 was $336.0 million, an increase of $53.1 million, or 18.8% from September 30, 2009.  This increase was primarily the result of the gain from the first quarter acquisition of CBT.  Annualized return on average equity (ROAE) for the quarter was 2.11%, down from 3.04% for the third quarter of 2009.  Annualized return on average tangible equity (ROATE) for the third quarter decreased to 3.15% from 4.13% for the comparable period in the prior year, and increased from 1.42% in the second quarter of 2010.

“During the third quarter, our net interest margin declined by 6 basis points from the second quarter of 2010, as a result of the reduction in purchase accounting amortization more quickly than the repricing of time deposits in our Georgia markets.  Our efficiency ratio, adjusted to exclude merger costs, increased to 67.7% from 65.1% in the second quarter of 2010.  This increase was primarily the result of a $1.0 million increase in OREO and loan related expenses as we continue to work with the covered assets from CBT and the increase in OREO within legacy SCBT,” said John C. Pollok, COO.

FDIC-Assisted Acquisition — CBT

During the first quarter of 2010, SCBT entered into a whole bank with loss-share purchase and assumption agreement with the FDIC to purchase certain assets and assume most of the deposits (excluding brokered deposits) and certain liabilities of CBT.  The Company acquired assets with a fair value of approximately $1.0 billion, including $459.5 million in loans, and liabilities with a fair value of approximately $1.1 billion were also assumed, including $1.0 billion of deposits.  In addition, the Company received cash from the FDIC totaling approximately $225.7 million, which included the negative bid of $158.0 million.

In connection with the CBT acquisition, SCBT also entered into loss sharing agreements with the FDIC.  Pursuant to the terms of these loss sharing agreements, the FDIC’s obligation to reimburse SCBT for losses with respect to certain loans and foreclosed real estate purchased (“covered assets” or “covered loans”), begins with the first dollar of loss incurred.  The FDIC has agreed to reimburse SCBT for (1) 80% of the losses incurred up to $233.0 million and (2) 95% of losses in excess of $233.0 million.  Gains and recoveries on covered assets will offset losses, or be paid to the FDIC, at the applicable loss share percentage at the time of recovery.

All assets acquired and liabilities assumed are recorded at estimated fair value on the date of acquisition. These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values may become available. The Company and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Company and/or the purchase price.  During the third quarter of 2010, the Company continued to gather information regarding the initial fair value estimates of the assets and liabilities acquired.  To date, we have identified no material adjustments.

Asset Quality

Annualized net charge-offs within the legacy SCBT loan portfolio increased to 1.74% from 1.41% experienced in the second quarter of 2010, and increased from 0.92% experienced in the third quarter of 2009.  During the third quarter, non-performing assets (NPAs) as a percentage of non-covered loans and repossessed assets increased to 3.80% compared to 1.96% one year ago and decreased from 3.84% for the second quarter of 2010.  NPAs, excluding covered assets to total assets at September 30, 2010 were 2.39%, compared to 1.56% at the end of the third quarter in 2009 and 2.37% at the end of the second quarter 2010.  The slight increase in NPAs continues to reflect the pressure within the real estate market. Our other real estate owned (“OREO”) increased by $5.9 million from the linked quarter and by $11.5 million from the third quarter of 2009, excluding covered OREO.  Non-performing loans (including accruing loans past due 90 days or more) decreased $5.1 million from the second quarter of 2010, excluding covered loans, and increased by $31.6 million from the end of the third quarter in 2009, excluding covered loans.

At September 30, 2010, nonperforming loans, excluding covered loans, totaled $70.8 million, representing 3.13% of period-end loans.  The allowance for loan losses at September 30, 2010 was $46.7 million and represented 2.07% of total period-end loans, excluding covered loans.  The current allowance for loan losses provides .66 times coverage of period-end nonperforming loans, excluding covered loans, up from the second quarter 2010 level of .61 times coverage.  In the third quarter, net charge-offs were $9.8 million, or an annualized 1.74% of average loans, excluding covered loans, compared to $5.1 million, or 0.92% in the same period of 2009 and $7.7 million, or 1.41% in the linked quarter.  The provision for loan losses was $10.3 million for the third quarter of 2010 compared to $7.0 million for the comparable quarter one year ago, and $12.5 million in the second quarter of 2010.

Loans and Deposits

The Company’s total loans increased 18.9% since the third quarter of 2009, driven by the addition of covered loans in the FDIC-assisted acquisition during the first quarter.  Covered loans increased the loan balance by $369.3 million in comparison to the third quarter of 2009, and the following loan portfolios increased as well:  (1)  commercial owner-occupied by $80.8 million, or 17.5%;  (2)  consumer owner occupied loans of $27.2 million, or 9.5%;  (3)  home equity loans of $12.1 million, or 4.9%;  (4)  other loans of $10.6 million, or 96.2%; and (5)  commercial and industrial loans by $6.4 million, or 3.2%.  Offsetting these increases were reductions in the following loan portfolios: (1) construction and land development loans by $60.1 million; (2) consumer non real estate loans of $12.1 million; (3) income producing property loans of $11.7 million; and (4) commercial non-owner occupied loans of $4.0 million.   Total non-covered loans outstanding were $2.3 billion at September 30, 2010, compared to $2.2 billion at September 30, 2009.  Total covered loans declined by $44.3 million during the quarter from $413.5 million at June 30, 2010 to $369.3 million at September 30, 2010.  The balance of mortgage loans held for sale increased $29.5 million from September 30, 2009 to $49.6 million at September 30, 2010.  During the third quarter of 2010, mortgage loans held for sale increased as refinancing activities have increased compared to the third quarter of 2009, as interest rates has become extremely attractive to homeowners.

Total deposits increased in all categories compared to the third quarter of 2009 by an overall $893.0 million, or 42.0%, primarily due to the FDIC-assisted acquisition of CBT.  Total deposits increased by a total of $8.3 million, or 1.1% annualized, from the end of the second quarter of 2010.  Core deposits (excluding all certificates of deposit) increased $73.4 million, or 17.0% annualized compared to the second quarter of 2010 and by $654.2 million, or 54.3% compared to the third quarter of 2009.  The following changes in deposit categories account for the $8.3 million increase from the linked quarter:  (1) the largest increase occurred in money market accounts which increased by $61.4 million, or 39.1% annualized, and (2) all other deposit categories increased except for CDs less than $100,000 which declined by $41.4 million, or 24.3% annualized, and CDs greater than $100,000 which declined by $25.2 million, or 17.0% annualized.  The Company has continued to focus on collecting core deposits within all of its markets.  The Company continues to monitor and adjust rates paid on certificates of deposits in order to manage its net interest margin.  Total deposits outstanding at the end of the third quarter of 2010 were $3.0 billion, compared to $3.0 billion at the end of the second quarter 2010 and compared to $2.1 billion at the end of the third quarter of 2009.

Net Interest Income and Margin

Non-taxable equivalent net interest income (before provision for loan losses) was $31.0 million for the third quarter of 2010, up 17.6% from $26.4 million in the comparable period last year.  Taxable-equivalent net interest margin decreased 6 basis points from the third quarter of 2009 and from the second quarter of 2010 to 3.98%.  During the third quarter, the net interest margin of SCBT declined primarily as a result of the reduction in purchase accounting amortization more quickly than the repricing of CDs in our Georgia markets.  SCBT remained in an excess liquidity position during the third quarter, which had the effect of dampening the net interest margin by an estimated 12 basis points for the third quarter compared to 13 basis points for the second quarter of 2010.  Interest rates remain at very low levels and the Company has continued to vigorously manage deposit pricing and funding sources to limit the amount of margin compression.

The Company’s average yield on interest-earning assets decreased 33 basis points while the average rate on interest-bearing liabilities decreased 40 basis points from the third quarter of 2009.  During the third quarter of 2010, the Company’s average total assets increased by $848.8 million to $3.7 billion, a 30.2% increase over the third quarter of 2009.  The increase reflected a $425.6 million increase in average total loans to $2.6 billion from the third quarter of 2009, the result of the FDIC-assisted acquisition during the first quarter, as well as some loan growth which has occurred over the past two quarters.  The increase in volume of loans at lower current market rates resulted in the average yield on loans falling by 41 basis points compared to the third quarter of 2009.  Average investment securities were $282.6 million at September 30, 2010, or 39.4% higher than the balance at the end of the third quarter of 2009 of $202.7 million, largely reflecting the impact of CBT.  The growth in average total assets was supported by growth in average total deposits of $865.4 million, an increase of 40.2% from the third quarter of 2009, which primarily came from the FDIC-assisted acquisition of CBT.

Noninterest Income and Expense

Noninterest income was $12.5 million for the third quarter of 2010 compared to $5.6 million for the third quarter of 2009, an increase of $6.9 million, or 123.5%.  This increase was partially driven by the addition of CBT noninterest income of $3.3 million.  For legacy SCBT, noninterest income increased in mortgage banking income 73.8%, or 1.1 million, due to the fall in interest rates and associated refinancing activities; increased trust and investment service income of 81.5%, or $479,000; and increased bankcard services of 30.8%, or $394,000.  These increases were partially offset by a decline in service charges on deposit accounts of $133,000, or 3.3%.   The Company recorded an impairment charge related to pooled trust preferred securities of $479,000, during the third quarter of 2010, a $1.6 million decline from the third quarter of 2009.

Compared to the second quarter of 2010, operating noninterest income, which excludes securities losses, was up by $879,000.  Without the addition of CBT, noninterest income would have increased by approximately $316,000 for the quarter for legacy SCBT, due primarily to an increase in mortgage banking income of $880,000; and offset by a decrease in other service charges, commissions, and fees of $434,000, and a decrease in service charges on deposit accounts of $104,000.

Noninterest expense was $30.6 million in the third quarter of 2010, a 40.4% or $8.8 million increase compared to $21.8 million in the third quarter of 2009, including merger related costs of $566,000.  During the third quarter, the Company had increased costs in all categories of expense due to the addition of CBT.  These costs related to the CBT franchise accounted for approximately $5.3 million of the increase.  Without the addition of CBT and merger related costs, noninterest expense increased by approximately $2.9 million from third quarter of 2009 and in the following areas: (1) salaries and benefits by $3.0 million; (2) business development and staff related expenses by $549,000; (3) professional fees by $119,000; (4) net occupancy expense by $116,000; and (5) information services expense by $111,000.  Partially offsetting the impact of these increases was reduced cost of OREO expense and loan related of $1.1 million compared to the third quarter of 2009.  The Company’s quarterly efficiency ratio increased to 69.0% compared to 63.5% one year ago, and compared to 67.3% in the second quarter of 2010.  On an adjusted basis, excluding the impact of the gain from the FDIC assisted transaction, FHLB prepayment fee, and merger-related cost, the efficiency ratio was 67.7% for the third quarter and 66.6% for the nine months ended September 30, 2010.

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of SCBT, N.A., the second largest bank headquartered in South Carolina; NCBT, a Division of SCBT, N.A.; and Community Bank & Trust, a Division of SCBT, N.A.   Providing financial services for over 75 years, SCBT Financial Corporation operates 75 locations in 17 South Carolina counties, 10 northeast Georgia counties, and Mecklenburg County in North Carolina.  SCBT Financial Corporation has assets of approximately $3.6 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.

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Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934. SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results. Such risks and uncertainties, include, among others, the following possibilities: (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (10) economic downturn risk resulting in deterioration in the credit markets; (11) greater than expected non-interest expenses; (12) excessive loan losses; (13) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of CBT, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; and (14) other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

						Third
	Three Months Ended					Quarter	Nine Months Ended		YTD
	September 30,	June 30,	March 31,	December 31,	September 30,	2010 - 2009	September 30,		2010 - 2009
EARNINGS SUMMARY (non tax equivalent)	2010	2010	2010	2009	2009	% Change	2010	2009	% Change
Interest income	$39,249	$39,112	$37,204	$34,473	$35,020	12.1%	$115,565	$107,325	7.7%
Interest expense	8,238	7,952	8,573	7,281	8,639	-4.6%	24,763	29,927	-17.3%
Net interest income	31,011	31,160	28,631	27,192	26,381	17.6%	90,802	77,398	17.3%
Provision for loan losses (1)	10,328	12,509	20,778	10,158	6,990	47.8%	43,615	16,554	163.5%
Noninterest income	12,496	11,421	101,959	5,763	5,591	123.5%	125,876	20,483	514.5%
Noninterest expense	30,598	29,377	32,918	20,624	21,797	40.4%	92,894	63,022	47.4%
Income before provision for income taxes	2,581	695	76,894	2,173	3,185	-19.0%	80,169	18,305	338.0%
Provision for income taxes	794	120	27,933	654	1,014	-21.7%	28,846	6,229	363.1%
Net income	1,787	575	48,961	1,519	2,171	-17.7%	51,323	12,076	325.0%
Preferred stock dividends	—	—	—	—	—		—	1,115	-100.0%
Accretion on preferred stock discount	—	—	—	—	—		—	3,559	-100.0%
Net income available to common shareholders (GAAP)	$1,787	$575	$48,961	$1,519	$2,171	-17.7%	$51,323	$7,402	593.4%

Basic weighted-average common shares	12,620,162	12,612,243	12,590,748	12,572,751	12,546,654	0.6%	12,608,578	11,873,728	6.2%
Diluted weighted-average common shares	12,710,966	12,737,572	12,695,655	12,633,484	12,604,762	0.8%	12,714,872	11,921,652	6.7%

Earnings per common share - Basic	$0.14	$0.05	$3.89	$0.12	$0.17	-17.6%	$4.07	$0.62	556.5%
Earnings per common share - Diluted	0.14	0.05	3.86	0.12	0.17	-17.6%	4.04	0.62	551.6%

Cash dividends declared per common share	$0.17	$0.17	$0.17	$0.17	$0.17	0.0%	$0.51	$0.51	0.0%
Dividend payout ratio (2)	378.10%	4.43%	142.65%	99.67%	141.59%	167.0%	12.75%	68.48%	-81.4%

Operating Earnings (non-GAAP) (3)
Net income available to common shareholders (GAAP)	$1,787	$575	$48,961	$1,519	$2,171	-17.7%	$51,323	$7,402	593.4%
Gain on acquisition, net of tax	—	—	(62,452)	—	—		(62,452)	—
Other-than-temporary impairment (OTTI), net of tax	331	559	3,557	1,578	1,502	-77.9%	4,448	1,858	139.4%
Merger-related expense, net of tax	392	798	2,488	—	—		3,678	—
FHLB advances prepayment penalty, net of tax	—	—	2,031	—	—		2,031	—
Net operating earnings (loss) (non-GAAP)	$2,510	$1,932	$(5,415)	$3,097	$3,673	-31.7%	$(972)	$9,260	-110.5%

Operating earnings (loss) per common share - Basic	$0.20	$0.15	$(0.43)	$0.25	$0.29	-31.0%	$(0.08)	$0.78	-110.3%
Operating earnings (loss) per common share - Diluted	0.20	0.15	(0.43)	0.25	0.29	-31.0%	(0.08)	0.78	-110.3%

	AVERAGE for Quarter Ended					Quarter	AVERAGE for Nine Months		YTD
	September 30,	June 30,	March 31,	December 31,	September 30,	2010 - 2009	September 30,	September 30,	2010 - 2009
BALANCE SHEET HIGHLIGHTS	2010	2010	2010	2009	2009	% Change	2010	2009	% Change
Loans held for sale	$33,422	$17,373	$12,050	$19,670	$20,763	61.0%	$21,027	$35,069	-40.0%
Covered loans	405,315	427,223	302,602	—	—		378,773	—
Non-covered loans	2,241,376	2,198,417	2,185,241	2,199,074	2,221,078	0.9%	2,208,533	2,265,248	-2.5%
Total loans (1)	2,646,691	2,625,640	2,487,843	2,199,074	2,221,078	19.2%	2,587,306	2,265,248	14.2%
FDIC receivable for loss share agreements	258,474	273,009	189,091	—	—		240,445	—
Total investment securities	282,622	305,536	281,921	215,609	202,692	39.4%	290,017	205,238	41.3%
Intangible assets	73,247	73,615	71,313	65,740	65,871	11.2%	72,732	66,002	10.2%
Earning assets	3,129,015	3,131,800	3,019,322	2,549,507	2,617,386	19.5%	3,093,439	2,622,402	18.0%
Total assets	3,655,798	3,677,397	3,470,341	2,749,157	2,806,974	30.2%	3,604,285	2,835,753	27.1%
Noninterest-bearing deposits	473,807	469,980	423,536	346,576	334,165	41.8%	455,984	324,123	40.7%
Interest-bearing deposits	2,545,935	2,544,589	2,312,835	1,757,463	1,820,139	39.9%	2,468,640	1,837,596	34.3%
Total deposits	3,019,742	3,014,569	2,736,371	2,104,039	2,154,304	40.2%	2,924,624	2,161,719	35.3%
Federal funds purchased and repurchase agreements	204,333	229,145	230,256	203,197	229,806	-11.1%	221,149	210,374	5.1%
Other borrowings	62,308	62,680	146,735	143,786	144,180	-56.8%	90,265	152,691	-40.9%
Shareholders’ common equity (excludes preferred stock)	336,015	336,424	348,773	284,335	282,953	18.8%	336,250	266,181	26.3%
Shareholders’ equity	336,015	336,424	348,773	284,335	282,953	18.8%	336,250	294,035	14.4%

	ENDING Balance					Quarter
	September 30,	June 30,	March 31,	December 31,	September 30,	2010 - 2009
BALANCE SHEET HIGHLIGHTS	2010	2010	2010	2009	2009	% Change
Loans held for sale	$49,586	$22,724	$15,925	$17,563	$20,077	147.0%
Covered loans	369,272	413,549	438,807	—	—
Non-covered loans	2,258,353	2,227,442	2,175,242	2,203,238	2,209,403	2.2%
Total loans (1)	2,627,625	2,640,991	2,614,049	2,203,238	2,209,403	18.9%
FDIC receivable for loss share agreements	267,486	265,890	277,158	—	—
Total investment securities	268,194	293,917	311,005	211,112	212,228	26.4%
Intangible assets	73,037	73,468	73,900	65,696	65,827	11.0%
Allowance for loan losses (1)	(46,657)	(46,167)	(41,397)	(37,488)	(34,297)	36.0%
Premises and equipment	86,396	84,206	72,079	71,829	72,523	19.1%
Total assets	3,612,864	3,618,646	3,665,184	2,702,188	2,776,684	30.1%
Noninterest-bearing deposits	472,753	465,594	457,412	346,248	335,565	40.9%
Interest-bearing deposits	2,547,393	2,546,273	2,537,702	1,758,391	1,791,554	42.2%
Total deposits	3,020,146	3,011,867	2,995,114	2,104,639	2,127,119	42.0%
Federal funds purchased and repurchase agreements	163,905	177,281	237,669	162,515	211,606	-22.5%
Other borrowings	62,183	62,557	62,929	143,624	144,048	-56.8%
Total liabilities	3,277,669	3,284,043	3,330,418	2,419,369	2,494,901	31.4%
Shareholders’ common equity (excludes preferred stock)	335,195	334,603	334,766	282,819	281,783	19.0%
Shareholders’ equity	335,195	334,603	334,766	282,819	281,783	19.0%

Common shares issued and outstanding	12,779,463	12,773,855	12,750,774	12,739,533	12,712,476	0.5%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

						Quarter
	September 30,	June 30,	March 31,	December 31,	September 30,	2010 - 2009
NONPERFORMING ASSETS (ENDING balance)	2010	2010	2010	2009	2009	% Change
Not Covered Under FDIC Loss Share Agreements
Nonaccrual loans not covered under FDIC loss share agreements	$66,964	$75,313	$53,730	$49,492	$36,605	82.9%
Other real estate owned (“OREO”) not covered under FDIC loss share agreements	15,657	9,803	9,319	3,102	4,189	273.8%
Accruing loans past due 90 days or more	319	582	107	241	585	-45.5%
Other nonperforming assets	13	159	19	31	13
Restructured loans	3,479	—	—	—	1,974	76.2%
Total nonperforming assets not covered under FDIC loss share agreements	86,431	85,857	63,175	52,866	43,366	99.3%
Covered Under FDIC Loss Share Agreements
Nonaccrual loans covered under FDIC loss share agreements	—	—	—	—	—
OREO covered under FDIC loss share agreements	47,365	31,750	32,076	—	—
Accruing loans past due 90 days or more covered under FDIC loss share agreements	—	—	—	—	—
Other nonperforming assets	9	34	—	—	—
Total nonperforming assets covered under FDIC loss share agreements	47,374	31,784	32,076	—	—
Total nonperforming assets	$133,805	$117,641	$95,251	$52,866	$43,366	208.5%

Excluding Covered Assets
Total nonperforming assets as a percentage of total non-covered loans and repossessed assets (1) (4)	3.80%	3.84%	2.89%	2.40%	1.96%
Total nonperforming assets as a percentage of total assets (5)	2.39%	2.37%	1.72%	1.96%	1.56%
NPLs as a percentage of period end non-covered loans	3.13%	3.41%	2.47%	2.26%	1.68%

Including Covered Assets
Total nonperforming assets as a percentage of total loans and repossessed assets (1) (4)	4.97%	4.39%	3.59%	2.40%	1.96%
Total nonperforming assets as a percentage of total assets	3.70%	3.25%	2.60%	1.96%	1.56%
NPLs as a percentage of period end loans	2.69%	2.87%	2.06%	2.26%	1.68%

	Quarter Ended					Quarter	Nine Months Ended		YTD
	September 30,	June 30,	March 31,	December 31,	September 30,	2010 - 2009	September 30,	September 30,	2010 - 2009
ALLOWANCE FOR LOAN LOSSES (1) (6)	2010	2010	2010	2009	2009	% Change	2010	2009	% Change
Balance at beginning of period	$46,167	$41,397	$37,488	$34,297	$32,431	42.4%	$37,488	$31,525	18.9%
Loans charged off	(10,311)	(7,898)	(17,110)	(6,881)	(5,103)	102.1%	(35,319)	(14,176)	149.1%
Overdrafts charged off	(541)	(275)	(260)	(277)	(271)	99.6%	(1,076)	(715)	50.5%
Loan recoveries	851	346	354	96	195	336.4%	1,551	847	83.1%
Overdraft recoveries	163	88	147	95	55	196.4%	398	262	51.9%
Net charge-offs	(9,838)	(7,739)	(16,869)	(6,967)	(5,124)	92.0%	(34,446)	(13,782)	149.9%
Provision for loan losses	10,328	12,509	20,778	10,158	6,990	47.8%	43,615	16,554	163.5%
Balance at end of period	$46,657	$46,167	$41,397	$37,488	$34,297	36.0%	$46,657	$34,297	36.0%

Allowance for loan losses as a percentage of total loans (1)	2.07%	2.07%	1.90%	1.70%	1.55%		2.07%	1.55%
Allowance for loan losses as a percentage of nonperforming loans	65.94%	60.83%	76.89%	75.38%	92.22%		65.94%	92.22%
Net charge-offs as a percentage of average loans (annualized) (1)	1.74%	1.41%	3.13%	1.26%	0.92%		2.09%	0.81%
Provision for loan losses as a percentage of average total loans (annualized) (1)	1.83%	2.28%	3.86%	1.83%	1.25%		2.64%	0.98%

	September 30,		December 31,		September 30,
LOAN PORTFOLIO (ENDING balance) (1)	2010	% of Total	2009	% of Total	2009	% of Total
Loans covered under loss share agreements	$369,272	14.1%	$—	0.0%	$—	0.0%
Loans not covered under loss share agreements:
Commercial non-owner occupied real estate:
Construction and land development	424,432	16.2%	467,284	21.2%	484,540	22.0%
Commercial non-owner occupied	307,874	11.7%	303,650	13.8%	311,903	14.1%
Total commercial non-owner occupied real estate	732,306	27.9%	770,934	35.0%	796,443	36.1%
Consumer real estate:
Consumer owner occupied	312,133	11.9%	284,484	12.9%	284,941	12.9%
Home equity loans	256,934	9.8%	248,639	11.3%	244,855	11.1%
Total consumer real estate	569,067	21.7%	533,123	24.2%	529,796	24.0%
Commercial owner occupied real estate	541,951	20.6%	469,101	21.3%	461,199	20.9%
Commercial and industrial	203,903	7.8%	214,174	9.7%	197,544	8.9%
Other income producing property	127,868	4.9%	137,736	6.3%	139,617	6.3%
Consumer non real estate	61,669	2.3%	68,770	3.1%	73,800	3.3%
Other	21,589	0.8%	9,400	0.4%	11,004	0.5%
Total loans not covered under loss share agreements	2,258,353	85.9%	2,203,238	100.0%	2,209,403	100.0%
Total loans (net of unearned income) (1)	$2,627,625	100.0%	$2,203,238	100.0%	$2,209,403	100.0%

Loans held for sale	$49,586		$17,563		$20,077

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

	Quarter Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
SELECTED RATIOS	2010	2010	2010	2009	2009	2010	2009

Return on average assets (annualized)	0.19%	0.06%	5.72%	0.22%	0.31%	1.90%	0.57%

Return on average common equity (annualized)	2.11%	0.69%	56.93%	2.12%	3.04%	20.41%	3.72%

Return on average common tangible equity (annualized)	3.15%	1.42%	71.89%	2.92%	4.13%	26.43%	5.12%

Return on average equity (annualized)	2.11%	0.69%	56.93%	2.12%	3.04%	20.41%	5.49%

Return on average tangible equity (annualized)	3.15%	1.42%	71.89%	2.92%	4.13%	26.43%	7.23%

Net interest margin (tax equivalent)	3.98%	4.04%	3.89%	4.28%	4.04%	3.97%	3.98%

Efficiency ratio (tax equivalent) (7)	68.97%	67.31%	24.12%	58.10%	63.47%	41.37%	62.24%

Book value per common share	$26.23	$26.19	$26.25	$22.20	$22.17

Tangible book value per common share	$20.51	$20.44	$20.46	$17.04	$16.99

Common shares issued and outstanding	12,779,463	12,773,855	12,750,774	12,739,533	12,712,476

Common equity-to-assets	9.28%	9.25%	9.13%	10.47%	10.15%

Tangible common equity-to-tangible assets	7.41%	7.37%	7.26%	8.24%	7.97%

Equity-to-assets	9.28%	9.25%	9.13%	10.47%	10.15%

Tangible equity-to-tangible assets	7.41%	7.37%	7.26%	8.24%	7.97%

	Quarter Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
RECONCILIATION OF NON-GAAP TO GAAP	2010	2010	2010	2009	2009	2010	2009

Return on Average Common Tangible Equity
Return on average common tangible equity (non-GAAP)	3.15%	1.42%	71.89%	2.92%	4.13%	26.43%	5.12%
Effect to adjust for tangible assets	-1.04%	-0.73%	-14.96%	-0.80%	-1.09%	-6.02%	-1.40%
Return on average common equity (GAAP)	2.11%	0.69%	56.93%	2.12%	3.04%	20.41%	3.72%

Return on Average Tangible Equity
Return on average tangible equity (non-GAAP)	3.15%	1.42%	71.89%	2.92%	4.13%	26.43%	7.23%
Effect to adjust for tangible assets	-1.04%	-0.73%	-14.96%	-0.80%	-1.09%	-6.02%	-1.74%
Return on average equity (GAAP)	2.11%	0.69%	56.93%	2.12%	3.04%	20.41%	5.49%

Tangible Book Value Per Common Share
Tangible book value per common share (non-GAAP)	$20.51	$20.44	$20.46	$17.04	$16.99
Effect to adjust for tangible assets	5.72	5.75	5.80	5.16	5.18
Book value per common share (GAAP)	$26.23	$26.19	$26.25	$22.20	$22.17

Tangible Common Equity-to-Tangible Assets
Tangible common equity-to-tangible assets (non-GAAP)	7.41%	7.37%	7.26%	8.24%	7.97%
Effect to adjust for tangible assets	1.87%	1.88%	1.87%	2.23%	2.18%
Common equity-to-assets (GAAP)	9.28%	9.25%	9.13%	10.47%	10.15%

Tangible Equity-to-Tangible Assets
Tangible equity-to-tangible assets (non-GAAP)	7.41%	7.37%	7.26%	8.24%	7.97%
Effect to adjust for tangible assets	1.87%	1.88%	1.87%	2.23%	2.18%
Equity-to-assets (GAAP)	9.28%	9.25%	9.13%	10.47%	10.15%

Note:  The tangible measures above are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible return on equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by  industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  The sections titled “Reconciliation of Non-GAAP to GAAP” provide tables that reconcile non-GAAP measures to GAAP.

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	September 30, 2010			September 30, 2009
	Average	Interest	Average	Average	Interest	Average
YIELD ANALYSIS	Balance	Earned/Paid	Yield/Rate	Balance	Earned/Paid	Yield/Rate

Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$166,280	$247	0.59%	172,853	$188	0.43%
Investment securities (taxable)	252,677	2,526	3.97%	174,562	1,991	4.53%
Investment securities (tax-exempt)	29,945	243	3.22%	28,130	243	3.43%
Loans held for sale	33,422	373	4.43%	20,763	196	3.75%
Loans (1)	2,646,691	35,860	5.38%	2,221,078	32,402	5.79%
Total interest-earning assets	3,129,015	39,249	4.98%	2,617,386	35,020	5.31%

Noninterest-Earning Assets:
Cash and due from banks	55,013			22,341
Other assets	517,829			199,647
Allowance for loan losses	(46,059)			(32,400)
Total noninterest-earning assets	526,783			189,588
Total Assets	$3,655,798			$2,806,974

Interest-Bearing Liabilities:
Transaction and money market accounts	$1,094,421	$2,266	0.82%	$680,742	$1,084	0.63%
Savings deposits	196,901	216	0.44%	157,278	185	0.47%
Certificates and other time deposits	1,254,613	4,892	1.55%	982,119	5,801	2.34%
Federal funds purchased and repurchase agreements	204,333	226	0.44%	229,806	138	0.24%
Other borrowings	62,308	638	4.06%	144,180	1,431	3.94%
Total interest-bearing liabilities	2,812,576	8,238	1.16%	2,194,125	8,639	1.56%

Noninterest-Bearing Liabilities:
Demand deposits	473,807			334,165
Other liabilities	33,400			(4,269)
Total noninterest-bearing liabilities (“Non-IBL”)	507,207			329,896
Shareholders’ equity	336,015			282,953
Total Non-IBL and shareholders’ equity	843,222			612,849
Total liabilities and shareholders’ equity	$3,655,798			$2,806,974

Net interest income and margin (NON-TAX EQUIV.)		$31,011	3.93%		$26,381	4.00%
Net interest margin (TAX EQUIVALENT)			3.98%			4.04%

	Nine Months Ended
	September 30, 2010			September 30, 2009
	Average	Interest	Average	Average	Interest	Average
YIELD ANALYSIS	Balance	Earned/Paid	Yield/Rate	Balance	Earned/Paid	Yield/Rate

Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$195,088	$713	0.49%	$116,847	$423	0.48%
Investment securities (taxable)	259,618	7,780	4.01%	176,232	6,505	4.94%
Investment securities (tax-exempt)	30,399	672	2.96%	29,006	709	3.27%
Loans held for sale	21,027	692	4.40%	35,069	1,256	4.79%
Loans (1)	2,587,306	105,708	5.46%	2,265,248	98,432	5.81%
Total interest-earning assets	3,093,438	115,565	4.99%	2,622,402	107,325	5.47%

Noninterest-Earning Assets:
Cash and due from banks	62,221			45,306
Other assets	490,495			199,992
Allowance for loan losses	(41,869)			(31,947)
Total noninterest-earning assets	510,847			213,351
Total Assets	$3,604,285			$2,835,753

Interest-Bearing Liabilities:
Transaction and money market accounts	$1,004,986	$5,906	0.79%	$641,676	$2,957	0.62%
Savings deposits	193,313	641	0.44%	153,540	555	0.48%
Certificates and other time deposits	1,270,341	14,960	1.57%	1,042,380	21,487	2.76%
Federal funds purchased and repurchase agreements	221,149	574	0.35%	210,374	381	0.24%
Other borrowings	90,265	2,682	3.97%	152,691	4,547	3.98%
Total interest-bearing liabilities	2,780,054	24,763	1.19%	2,200,661	29,927	1.82%

Noninterest-Bearing Liabilities:
Demand deposits	455,984			324,123
Other liabilities	31,997			16,934
Total noninterest-bearing liabilities (“Non-IBL”)	487,981			341,057
Shareholders’ equity	336,250			294,035
Total Non-IBL and shareholders’ equity	824,231			635,092
Total liabilities and shareholders’ equity	$3,604,285			$2,835,753

Net interest income and margin (NON-TAX EQUIV.)		$90,802	3.92%		$77,398	3.95%
Net interest margin (TAX EQUIVALENT)			3.97%			3.98%

						Third
	Three Months Ended					Quarter	Nine Months Ended		YTD
	September 30,	June 30,	March 31,	December 31,	September 30,	2010 - 2009	September 30,		2010 - 2009
	2010	2010	2010	2009	2009	% Change	2010	2009	% Change
NONINTEREST INCOME & EXPENSE
Noninterest income:
Gain on acquisition	$—	$—	$98,081	$—	$—		$98,081	$—
Service charges on deposit accounts	5,683	5,582	4,523	4,005	4,089	39.0%	15,788	11,493	37.4%
Mortgage banking income	2,600	1,660	1,182	1,706	1,451	79.2%	5,429	4,846	12.0%
Bankcard services income	2,397	2,348	1,799	1,293	1,278	87.6%	6,617	3,750	76.5%
Trust and investment services income	1,199	1,187	784	567	588	103.9%	3,170	1,950	62.6%
Securities gains (losses), net (8)	(479)	(675)	(5,586)	(2,257)	(2,122)	-77.4%	(6,740)	(2,666)	152.8%
Other	1,096	1,319	1,176	449	307	257.0%	3,531	1,110	218.1%
Total noninterest income	$12,496	$11,421	$101,959	$5,763	$5,591	123.5%	$125,876	$20,483	514.5%

Noninterest expense:
Salaries and employee benefits	$15,940	$15,656	$14,091	$10,102	$10,649	49.7%	$45,687	$30,685	48.9%
Federal Home Loan Bank advances prepayment penalty	—	—	3,189	—	—		3,189	—
Net occupancy expense	2,046	1,907	2,373	1,668	1,582	29.3%	6,326	4,724	33.9%
Furniture and equipment expense	1,963	1,937	1,636	1,483	1,507	30.3%	5,537	4,566	21.3%
Information services expense	2,157	2,157	2,371	1,448	1,381	56.2%	6,684	4,109	62.7%
FDIC assessment and other regulatory charges	1,354	1,227	1,323	976	956	41.6%	3,904	4,473	-12.7%
OREO expense and loan related	1,861	825	(270)	1,103	2,497	-25.5%	2,416	4,538	-46.8%
Advertising and marketing	614	1,028	587	697	579	6.0%	2,229	1,800	23.8%
Business development and staff related	916	795	807	690	367	149.6%	2,518	1,257	100.3%
Professional fees	495	616	557	415	276	79.3%	1,668	1,035	61.2%
Amortization of intangibles	432	432	349	132	131	229.8%	1,212	394	207.6%
Merger-related expense	566	964	3,908	—	—		5,438	—
Other	2,254	1,833	1,997	1,910	1,872	20.4%	6,086	5,441	11.9%
Total noninterest expense	$30,598	$29,377	$32,918	$20,624	$21,797	40.4%	$92,894	$63,022	47.4%

Notes:

(1) Loan data excludes mortgage loans held for sale.

(2) The Company pays cash dividends on common shares out of earnings generated in the preceding quarter; therefore, the dividend payout ratio is calculated by dividing total dividends paid during the third quarter of 2010 by the total net income available to common shareholders reported in the second quarter of 2010.

(3) Operating earnings is a non-GAAP measure and excludes the effect of the gain on acquisition, OTTI, merger-related expense and the FHLB advances prepayment penalty.  Management believes that non-GAAP operating earnings provides additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  Operating earnings (non-GAAP) excludes the following from net income available to common shareholders (GAAP) on an after-tax basis:  (a) pre-tax gain on acquisition of $98.1 million for the quarter ended March 31, 2010; (b) pre-tax OTTI of $479,000, $675,000, $5.6 million, $2.2 million, $2.2 million and $544,000 for the quarters ended September 30, 2010 June 30, 2010, March 31, 2010, December 31, 2009, and September 30, 2009, respectively; (c) pre-tax merger-related expense of $566,000, $964,000 and $3.9 million for the quarter ended September 30, 2010, June 30, 2010 and March 31, 2010, respectively; and (d) pre-tax FHLB advances prepayment fee of $3.2 million for the quarter ended March 31, 2010.

(4) Repossessed assets includes OREO and other nonperforming assets.

(5) Calculated by dividing total NPAs not covered under FDIC loss share agreements by total assets.

(6) Allowance for loan losses information excludes covered loans.

(7) The efficiency ratio (tax equivalent) would be 67.70% for Sept. 30, 2010 if adjusted by subtracting merger-related expense of $566,000 from non-interest expense.  The efficiency ratio (tax equivalent) would be 67.21% for March 31, 2010 if adjusted by subtracting the $98.1 million gain on acquisition from noninterest income and subtracting the FHLB advances prepayment penalty of $3.2 million and merger-related expense of $3.9 million from noninterest expense.  On a YTD basis, the adjusted efficiency ratio (tax equivalent) is 66.63%.

(8) If an other-than-temporary impairment charge was recorded during the quarter, the amount would be reflected in the “securities gains (losses), net” line item.